UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 1, 2006

GeM Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33099 (Commission File Number)	84-1553046 (IRS Employer Identification No.)

7935 Airport Pulling Road, Suite 201 Naples, FL (Address of Principal Executive Offices)	34109 (Zip Code)

(239) 592-1816

(Registrant’s Telephone Number, Including Area Code)

Stellar Technologies, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities

On December 8, 2006, GeM Solutions, Inc. (the “Company”, “we”, or “us”) issued options to purchase 6,567,780 shares of common stock to certain of our employees and executive officers. Options to purchase 6,240,000 shares of common stock have an exercise price of $.25 per share, vest in three equal installments over an eighteen month period from the date of grant, and terminate ten years from the date of grant. Options to purchase 327,780 shares of common stock have an exercise price of $.15 per share, are immediately vested and exercisable in full, and terminate ten years from the date of grant. The foregoing securities were issued to our employees in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of President

On December 13, 2006, we accepted the resignation of Donald R. Innis as President of the Company effective November 30, 2006.

In connection with his resignation, we entered into a letter agreement (the “Agreement”) with Mr. Innis. The Agreement provides for: (i) a severance payment equal to Mr. Innis’ base salary for the month of December, 2006 together with payment for all accrued and unused vacation time; (ii) payment of health insurance coverage for Mr. Innis and his dependants through February 28, 2007; (iii) the issuance of a fully vested option (the “Option”) to purchase 250,000 shares of common stock at an exercise price of $0.25 per share which terminates two years from the date of grant; and (iv) immediate vesting of all options previously issued to Mr. Innis which will be exercisable for a period of two years. In consideration of the foregoing, Mr. Innis released any and all claims he has or may have against the Company, our subsidiaries, or any of our affiliates, and will remain available to assist us in concluding any pending business matters during December, 2006.

The foregoing description of the Agreement and Option are qualified in their entirety by reference to the complete text of the Agreement and Option, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Issuance of Options to Executive Officers

On December 8, 2006, we issued options to Mark Sampson, our chief executive officer, John E. Baker, our chief financial officer, Rusty Wright, our senior vice president of sales, and Brian Ellis, our vice president of marketing and corporate communications to purchase 4,000,000, 350,000, 350,000, and 500,000 shares of common stock, respectively. The options have an exercise price of $0.25 per share, vest in three equal installments over an eighteen month period from the date of grant, and terminate ten years from the date of grant. In the event the officer is terminated without cause, the options become immediately vested and exercisable in full for a period of two years following termination. The options issued to Mr. Baker were issued under our 2005 Stock Incentive Plan.

Effective December 1, 2006, we reduced the salaries of Messrs. Sampson, Baker, Wright and Ellis for the months of December and January by an aggregate of $49,167. In lieu of such salary, on December 8, 2006, we issued options to Messrs. Sampson, Baker, Wright and Ellis to purchase 200,000, 27,780, 50,000, and 50,000 shares of common stock, respectively. The options have an exercise price of $0.15 per share, are immediately vested and exercisable in full, and are otherwise identical to the options described in the preceding paragraph. The options issued to Mr. Baker were issued under our 2005 Stock Incentive Plan.

The foregoing description of the options are qualified in their entirety by reference to the complete text of the options, attached hereto as Exhibits 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10.

Section 8 – Other Events

Item 8.01 Other Events.

Effective November 27, 2006, we reduced our headcount by nine. This consisted of six members of our sales force, two members of our information technology staff, and one administrative person. The foregoing was done in order to reduce fixed monthly expenses and utilize more independent sales agents and resellers who are compensated on a commission only basis.

On December 8, 2006, we issued options under our 2005 Stock Incentive Plan to certain of our employees to purchase an aggregate of 1,040,000 shares of common stock. The options have an exercise price of $0.25 per share, vest in three equal installments over an eighteen month period from the date of grant, and terminate ten years from the date of grant.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Letter Agreement dated December 13, 2006 by and between the Company and Donald R. Innis

10.2	Option Agreement dated December 13, 2006 by and between the Company and Donald R. Innis

10.3	Option Agreement dated December 8, 2006 by and between the Company and Mark G. Sampson

10.4	Option Agreement dated December 8, 2006 by and between the Company and Mark G. Sampson in lieu of salary

10.5	Option Agreement dated December 8, 2006 by and between the Company and Brian Ellis

10.6	Option Agreement dated December 8, 2006 by and between the Company and Brian Ellis in lieu of salary

10.7	Option Agreement dated December 8, 2006 by and between the Company and Rusty Wright

10.8	Option Agreement dated December 8, 2006 by and between the Company and Rusty Wright in lieu of salary

10.9	Option Agreement under the GeM Solutions, Inc. 2005 Stock Incentive Plan dated December 8, 2006 by and between the Company and John E. Baker

10.10	Option Agreement under the GeM Solutions, Inc. 2005 Stock Incentive Plan dated December 8, 2006 by and between the Company and John E. Baker in lieu of salary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeM Solutions, Inc.
Date: December 13, 2006	By:	/s/ John E. Baker

John E. Baker Chief Financial Officer